Exhibit 99.1


            Ultralife Batteries Receives $900,000 Order for
           HiRate Cells for German Military Radio Batteries

    NEWARK, N.Y.--(BUSINESS WIRE)--July 19, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at approximately $900,000 for its HiRate(R) D-size lithium cells from a German battery assembler for man-pack radio batteries to be supplied to Germany's Federal Office of Defense Technology and Procurement. Cell deliveries are expected to begin in August and will continue into the 2nd quarter of 2006.
    John Kavazanjian, Ultralife's president and chief executive officer, said, "This first major order for our high-performance lithium cells for use in German military radio batteries expands and further strengthens our presence in international defense markets. It also affirms our position as the world leader in the design and manufacture of safe, high-energy lithium-manganese dioxide cells and batteries for military applications."
    Ultralife's HiRate D-size, non-rechargeable lithium-manganese dioxide cells, which provide more energy than competitors' cells, are used in a wide range of military and industrial applications where high energy, long shelf life, safety and high reliability are required. The cells will be assembled into 18-volt, 11 ampere-hour batteries for use in the SEM 70 family of VHF tactical radios, widely used by the German Army.

    About Ultralife Batteries, Inc.

   Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Ultralife(R) and HiRate(R) are registered trademarks of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Julius Cirin, 315-332-7100
             jcirin@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com